Exhibit 99.2
May 4, 2011
First Quarter 2011 Earnings Conference Call - Prepared Remarks

About the Prepared Remarks
The following commentrary is provided by management and should be read in conjunction with Ameresco's first quarter earnings press release. These remarks represent management's current views on the Company's financial and operational performance and are provided to give investors and analysts further insight into our performance in advance of the earnings call. With respect to any non-GAAP financial measures contained in these prepared remarks, a reconciliation between GAAP and non-GAAP results is provided at the end of these remarks.

Earnings Conference Call and Webcast
Ameresco will hold its earnings conference call Wednesday, May 4, at 8:30 a.m. ET to discuss first quarter 2011 results, business outlook and strategy to be followed by questions and answers. Participants may access it by dialing domestically 888.713.4216 or internationally 617.213.4868. The passcode is 15136768. Participants are advised to dial-in at least ten minutes prior to the call to register. Those who wish to listen only to the conference call webcast may visit the "Investor Relations" section of the Company's website at www.ameresco.com. If you are unable to listen to the live call, the webcast will be archived on the Company's website shortly after the call and be available for one year.

Safe Harbor Statement
Any statements in these remarks or on the ensuing conference call about future expectations, plans and prospects for Ameresco, Inc., including statements about backlog, estimated future revenues, EBITDA and net income, as well as other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including demand for Ameresco's energy efficiency and renewable energy solutions; the Company's ability to arrange financing for its projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the timing of work Ameresco does on projects where it recognizes revenue on a percentage of completion basis; seasonality in construction and in demand for its products and services; a customer's decision to delay the Company's work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; and other factors discussed in Ameresco's Annual Report on Form 10-K for the year ended December 31, 2010, filed with the U.S. Securities and Exchange Commission on March 31, 2011. In addition, the forward-looking statements included in this press release represent Ameresco's views as of the date of this press release. Ameresco anticipates that subsequent events and developments will cause its views to change. However, while Ameresco may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Ameresco's views as of any date subsequent to the date of this press release.
Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to EBITDA, which is a non-GAAP financial measure. For a description of this non-GAAP financial measure, including the reasons management uses this measure, please see the section at the end of these prepared remarks titled "Explanation of Non-GAAP Financial Measures". For a reconciliation of EBITDA to operating income, the most directly comparable financial measure prepared in accordance with GAAP, please see the section at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliation”.

Opening Remarks
We are happy to report that we executed our plans very well across all of our offerings and delivered unseasonably strong first quarter results. The key drivers were continued momentum from installation activity, recurring revenue from our higher margin offerings, and increased operational efficiencies.

Our achievements include the following:

•	First quarter revenue of $146.4 million, an increase of 39% year-over-year.

•	First quarter EBITDA of $11.8 million, an increase of 130% year-over-year.

•	First quarter net income of $5.3 million, an increase of 314% year-over-year.

•	First quarter net income per diluted share of $0.12, an increase of 231% year-over-year.

•	A 2% improvement in total construction backlog versus fourth quarter 2010, driven by a 20% increase in awarded projects.

•	First quarter gross additions to total construction backlog of approximately $143 million, an increase of more than 300% year-over-year.

First Quarter Financial Performance
All financial comparisons are year-over-year, unless otherwise stated.

First quarter revenue increased 39% to $146.4 million. The revenue mix for energy efficiency and renewable energy was 73% and 27%, respectively.

Revenue from our core business, energy efficiency, increased by $31 million, or 42%, as installation activity continued to grow. Renewable energy revenue increased by $9.5 million, or 31%, with double-digit increases from installation activity, integrated-PV, and small scale infrastructure. Operations & Maintenance (O&M) associated with renewable energy experienced a 158% increase from a very small base as some projects have been starting to come online.

Total gross profit for the first quarter was $28 million, an increase of 52%. Gross margin for the quarter increased to 19.1% from 17.4% in the first quarter of 2010. Gross margin increased due to an improved seasonal mix of higher margin projects as well a one-time benefit from a project close out. In general, ongoing installation activity continues and we have not seen an unusual increase in the recognition of project cost savings. As mentioned on our fourth quarter 2010 earnings conference call, we continue to execute all contracts in a timely and cost effective manner, which is one of our 2011 goals.

Gross margin for energy efficiency and renewable energy was 18.7% and 20.3%, respectively. Gross margin for energy efficiency improved by 220 basis points, while gross margin for renewable energy improved by 70 basis points. Gross margin for energy efficiency grew due to the reasons mentioned above. Gross margin for renewable energy increased due to margin contribution from installation activity, followed by integrated-PV, small scale infrastructure and O&M and Other.

Operating expenses for the first quarter showed a year-over-year percentage increase that is half of our topline growth rate. As a percentage of revenue, operating expense declined to 13.4% versus 15.0% a year ago for an improvement of 160 basis points. We continue to focus on our 2011 goal of maintaining good cost control as discussed on our fourth quarter 2010 earnings conference call.

Salary and benefit expenses increased almost 24% during the first quarter on a year-over-year basis. We added key staff to support our development and future growth as well as new positions that are customary for a public company. As a percentage of revenue, salary and benefit expenses decreased to 6.9% for a year-over-year improvement of 80 basis points. This was due to improved staff utilization on projects in development and implementation.

Project development costs are directly tied to selling activity and our sales cycle. Project development costs experienced growth in line with the topline growth rate which reflects our efforts to increase proposal activity and finalize awarded projects. As a percentage of revenue, project development costs were flat on a year-over-year basis at 3%.

General, administrative and other expenses increased by 14% year-over-year. As a percent of revenue, these expenses were 3.5% of revenue for a year-over-year improvement of 80 basis points. The principal drivers of the increase were higher insurance expenses and consulting fees.

Careful management of our operating expenses, another one of our 2011 goals, resulted in an improvement of first quarter operating income of 224% to $8.3 million.

First quarter income before taxes increased 334% to $7.4 million.

Our income tax provision increased from $429,000 in the first quarter of 2010 to $2.1 million in 2011, due to higher pretax income and an increase in the effective tax rate from 25% to 29%.

The principal difference between the statutory rate and the effective tax rate were the deductions permitted under Section 179(d) of the tax code, which relate to the installation of certain energy efficiency equipment in federal, state and local government-owned buildings, as well as production tax credits to which we are entitled from the sale of electricity generated by certain plants that we own.

For the first quarter of 2011, net income was $5.3 million, compared to net income of $1.3 million in the first quarter of 2010, an increase of 314% year-over-year. Net income per diluted share was $0.12, compared to $0.03 per diluted share for the first quarter of 2010.

EBITDA, which is operating income plus depreciation and impairment and non-cash, stock-based compensation, totaled $11.8 million for the first quarter, an increase of 130%. EBITDA as a percentage of revenue was 8.1% for the first quarter compared to 4.9% a year ago for a year-

over-year improvement of 320 basis points. The higher EBITDA margin was due to increased volume of installation activity, better gross margins and an improved efficiency ratio for operating expenses.

We refer you to this morning's press release for a discussion of EBITDA, which is a non-GAAP financial measure, and for a reconciliation of EBITDA to operating income, the most directly comparable GAAP measure.

Regarding cash flow, we used $25.6 million in operating cash flow during the first quarter. Cash flow during the first quarter is typically negative as we experience a seasonal slowdown in overall business activity.

In the first quarter, we invested $6.6 million in renewable projects that we will own and operate.

We intend to raise approximately $25 million in non-recourse debt for renewable projects in 2011, in addition to the $5.5 million that we closed in the first quarter. We have mentioned previously that we intend to raise approximately $25-30 million in non-recourse debt during 2011.

We also received $6.7 million from the U.S. Treasury under the 1603 grant program.

Separately, we are in the process of renewing and increasing our $50 million corporate credit facility and considering whether or not to include approximately $30 million of fixed rate, long-term debt.

As far as customer financing is concerned, we continue to see strong demand from lenders for budget-neutral energy efficiency projects.

Finally, we saw an improvement in our total construction backlog as well as awarded projects, which are expected to be signed over the next 6-12 months on average, during the first quarter of 2011. This will be covered in more detail in the next section. However, for analytical purposes, we believe it is important to use year-end figures when making year-over-year comparisons that help identify longer-term trends. The dollar value of fourth quarter fully-contracted backlog, in particular, is a good indicator of expected revenue generated from backlog over the next 12-24 months. It can also be reasonably expected that a percentage of awarded projects will flow through to revenue generated from backlog as awarded projects typically convert into fully-contracted backlog over a 6-12 month period on average. Using sequential quarter-over-quarter performance can be a useful indicator of short-term trends; however, backlog tends to exhibit seasonal patterns, making year-over-year comparisons more useful than sequential comparisons. Please refer to our 2010 10-K for a better description of backlog.

When characterizing our first quarter financial performance, we executed very well across all of our offerings during the first quarter of 2011, delivering unseasonably strong results driven by continued momentum from installation activity, recurring revenue from our higher margin offerings, and increased operational efficiencies.

Further First Quarter Insights and Outlook for 2011

Revenue generated from backlog experienced strong growth, an increase of 41% from 2010 to 2011 and represents 80% of total revenue. The Federal Group was the largest contributor to this unseasonably strong growth. We also experienced strong year-over-year growth in the following regions: Canada, Pacific Northwest, Northeast and the Southeast.

While on the topic of the Federal Group, as discussed on our fourth quarter 2010 earnings conference call, additional legislation to clarify ESPC enhanced competition requirements was passed on December 29, 2010. Subsequently, in late March, the Department of Energy modified the Energy Savings Performance Contract (ESPC) Indefinite Delivery, Indefinite Quantity (IDIQ) contracts to revise competition requirements. The final competition changes were released to all federal agencies in April. This has caused a delay in converting proposals for federal facilities to awarded projects and fully-contracted backlog. The good news is that we expect to see a pickup in the Federal Group's contribution to awarded projects and fully-contracted backlog starting in the second half of 2011.

We saw some improvement in our total construction backlog during the first quarter of 2011. Despite the lack of activity in the Federal Group, our total construction backlog increased by 2% to $1.17 billion. Of that, backlog associated with awarded projects was $577 million compared with $483 million as of December 31, 2010, a sequential increase of 20%. Fully-contracted backlog was $589 million compared to $659 million as of December 31, 2010, a sequential decrease of 11% due to a higher volume of installation activity. In addition, we saw gross additions to total construction backlog of $143 million during the first quarter, an increase of more than 300% from first quarter 2010. Total gross additions to backlog were mainly driven by activity within the Institutional or MUSH (Municipalities, Universities, Schools, Hospitals) market.

We expect to see an improvement in fully-contracted backlog during in the second half of the year.

And finally regarding backlog, we are comfortable with the current level of backlog. We have enough total construction backlog to carry us through the next 18-24 months while providing for a healthy growth rate assuming that the average conversion time for awarded projects to fully-contracted remains the same and there are no unusual installation activity disruptions.

Our pipeline activity at the end of the first quarter remains was $2.2B, which includes proposals, awarded projects and newly contracted backlog. This is a year-over-year improvement of 22%, a healthy number considering the lack of major federal activity. Our focus in 2011 is increasing our conversion rates as well as pursuing higher quality, higher margin projects. For comparison purposes, we use a calendar year to track pipeline activity which means that year-over-year comparisons are the most meaningful for pipeline activity.

Next, we'll discuss revenue from all other offerings (i.e., small scale infrastructure, integrated-PV and O&M and Other). Revenue increased to $28 million in the first quarter for a year-over-year increase of 30%. These offerings represent 20% of total revenue.

Annuity-based revenue from renewable assets that we own, or small scale infrastructure, was up 27% year-over-year. We placed 3 renewable energy projects into operation in 2010. We anticipate that annuity-based revenues from renewable assets that we own will continue to grow at double digit rates over the next few years. As discussed on our fourth quarter earnings conference call, our goal is to continue investing in renewable projects, using excess cash flow, that make good economic sense.

Integrated-PV grew in excess of 40% and made a very good contribution to operating income. We expect double digit revenue growth to continue in 2011.

The O&M and Other offering was up 22% year-over-year in the first quarter. We anticipate O&M momentum to continue to build as projects, such as Maguire Air Force Base, Savannah River, and others move to the O&M phase starting in the second half of 2011.

Another of our 2011 goals is increasing market penetration and expanding our footprint. We have recently opened offices in Portland, Oregon; Atlanta, Georgia; and Red Bank, New Jersey. We continue to use our strategy of expanding geographically in a careful and measured way.

We will also continue to use strategic acquisitions to either expand geographically or offer additional services in existing markets.

While we currently have the beginnings of a footprint in Europe through projects in Italy and Spain, we will also start exploring other markets that we believe could provide potential opportunities for future growth.

We believe China could be an attractive market opportunity if they were to adopt ESCO industry standards similar to what we have in the United States. Therefore, we may take advantage of opportunities as they arise in an attempt to influence the development of the ESCO industry in China. If our exploratory activities should result in a potential opportunity that we believe could have a material or meaningful impact on our business, then we will provide relevant details as appropriate.

We are reaffirming our 2011 guidance. We continue to expect the following:

•	Total revenues to be in the range of $690 to $705 million

•	EBITDA to be in the range of $67 to $70 million

•	Net income to be in the range of $35 to $37 million

•	Net income per diluted share to be in the range of $0.75 to $0.79

Closing Remarks
In closing, we are happy with our unseasonably strong first quarter 2011 results. While we expect the momentum to continue, we do not expect that it will be at the same pace as our growth returns to more normalized levels for the balance of the year. However, we are encouraged by the current industry trends.

Ameresco's approach to energy efficiency and renewable solutions is part of a long-term, sustainable theme within North America. Energy efficiency remains the most cost-effective source of energy and, due to its budget-neutral nature, should continue to grow without the need for subsidies and incentives.

We expect increasing energy costs, budgetary constraints, aging infrastructure, and a greater awareness of the benefits of energy efficiency to continue to drive demand for our innovative and creative customized solutions. Not to mention that budget-neutral energy savings projects and renewable energy solutions are an excellent way to lower operating costs and one's carbon footprint without impacting capital budgets.

GAAP to Non-GAAP Reconciliation

Earnings before interest, taxes, depreciation and amortization (EBITDA):
Operating income	$2,562,625	$8,303,390
Depreciation and impairment	2,142,663	2,682,401
Stock-based compensation	439,086	859,050
EBITDA	$5,144,374	$11,844,841
EBITDA margin	4.9%	8.1%

Explanation of Non-GAAP Financial Measures
Ameresco defines EBITDA as operating income before depreciation and impairment expense and share-based compensation expense. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company believes EBITDA is useful to investors in evaluating its operating performance for the following reasons: EBITDA and similar non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing Ameresco's EBITDA in different historical periods, investors can evaluate its operating results without the additional variations of depreciation and amortization expense, and share-based compensation expense.
Ameresco's management uses EBITDA: as a measure of operating performance, because it does not include the impact of items that management does not consider indicative of our core operating performance; for planning purposes, including the preparation of the annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of Ameresco's business strategies; and in communications with the board of directors and investors concerning Ameresco's financial performance.
The Company understands that, although measures similar to EBITDA are frequently used by investors and securities analysts in their evaluation of companies, EBITDA has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for GAAP operating income or an analysis of Ameresco's results of operations as reported under GAAP. Some of these limitations are: EBITDA does not reflect the Company's cash expenditures or future requirements for capital expenditures or other contractual commitments; EBITDA does not reflect changes in, or cash requirements for, Ameresco's working capital needs; EBITDA does not reflect stock-based compensation expense; EBITDA does not reflect cash requirements for income taxes; EBITDA does not reflect net interest income (expense); although depreciation, amortization and impairment are non-cash charges, the assets being depreciated, amortized or impaired will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for these replacements; and other companies in Ameresco's industry may calculate EBITDA differently than it does, limiting its usefulness as a comparative measure.
To properly and prudently evaluate Ameresco's business, the Company encourages investors to review its GAAP financial statements included above, and not to rely on any single financial measure to evaluate the business. Please refer to the above reconciliation of EBITDA to operating income, the most directly comparable GAAP measure.